Custodian Agreement

                                   APPENDIX B



1.       Carl Domino Equity Income Fund

2.       Fountainhead Special Value Fund

3.       AIT Vision U.S. Equity Portfolio

4.       Globalt Growth Fund

5.       MAXIM Contrarian Fund

6.       IMS Capital Value Fund

7.       Corbin Small-Cap Value Fund

8.       Florida Street Bond Fund

9.       Florida Street Growth Fund

10.      MAI Enhanced Index Fund

11.      MAI Growth and Income Fund

12.      MAI Aggressive Growth Fund

13.      MAI High-Yield Income Fund

14.      MAI Capital Appreciation Fund

15.      MAI Global Equity Fund



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